Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:	Investor Relations:
Stephen Ross	Ron Both
Chief Financial Officer	Managing Director
Remedent, Inc.	Liolios Group, Inc.
Tel 310-922-5685	Tel 949-574-3860
stephenr@remedent.com	info@liolios.com

Remedent Reports Fiscal First Quarter 2010 Results

DEURLE, BELGIUM and LOS ANGELES, CA — August 14, 2009 — Remedent, Inc. (OTCBB: REMI), an international company specializing in the research, development, and manufacturing of oral care and cosmetic dentistry products, reported results for the fiscal first quarter ended June 30, 2009 (in U.S. dollars).

Net sales in the first quarter totaled $2.2 million, a decrease of 41% from $3.6 million in the same year-ago quarter. The decrease in revenue is attributed to delays in establishing a new, state-of-the-art manufacturing and production facility in Beijing, China, which in turn resulted in delays in fulfilling certain orders from the company’s international distributors. The new facility is designed to address increasing demand and improve gross margins, while sustaining the high quality of GlamSmile dental veneers. Management expects the new facility will be in full operation by the third fiscal quarter.

Loss from operations in the first quarter was $529,000, as compared to income from operations of $348,000 in the same year-ago quarter, and was attributable to the decrease in year-over-year net sales.

Net loss for the first quarter totaled $549,000 or $(0.03) per share (after minority interest and based on 20.0 million weighted average basic shares outstanding), as compared to income of $331,000 or $0.02 per share (based on 18.6 million weighted average basic shares outstanding) in the same year-ago quarter.

Net comprehensive loss in the first quarter after foreign currency translation adjustment was $492,000 or $(0.02) per share, compared to net comprehensive income of $358,000 or $0.02 per share in the same year-ago quarter.

Cash and cash equivalents totaled $1.6 million at June 30, 2009, a decrease of 12% from $1.8 million at March 31, 2009.

Management Commentary
"This first quarter of our fiscal year represents a transitional quarter as we took more control over our future by establishing a new worldwide production facility in China," said Guy De Vreese, CEO of Remedent. “Our goal was to prepare for increasing demand and improve margins, but still maintain or even improve the quality of our dental veneers. We achieved this during the quarter, and are now able to deliver veneers at exceptional thinness and durability which are second to none in the industry. However, delays in ramping up production resulted in loss or delays in shipping international orders during the quarter. We are now effectively bringing this new facility up to speed and we expect to be producing timely shipments at higher capacity by the third fiscal quarter.

”During the first quarter, we were also focused on advancing the development and market introduction of our revolutionary, patent-pending FirstFit™ system for crowns and bridges, which we announced to the world in June. Our FirstFit development effort culminated with the expansion of our distribution agreement with Den-Mat Holdings to include FirstFit. As the world’s largest producer of dental veneers, Den-Mat’s complete adoption of our GlamSmile technology in August of 2008 has solidified our position as a world leader in the dental veneer space. Den-Mat will now champion the market introduction of FirstFit in the United States through their network of more than 10,000 dentists.

“As I mentioned last quarter, we are beginning to emerge from a pivotal stage in our development, with a new operational structure designed to leverage the proven potential of our unique veneer technology. In addition to Den-Mat in the United States, we are also realizing increasing demand from our markets in China and Australia. We are also finding ways to reduce our costs and improve margins, like our new ‘in-house’ production facility, while preparing for strong growth. We believe our wide-ranging progress throughout the year, while at times facing setbacks, has kept us on course for continued market expansion in fiscal 2010."

Teleconference Information
Remedent will host a conference call on Friday, August 14, 2009 at 9:00 a.m. Eastern time to discuss these results. A question and answer session will follow management’s presentation. To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Remedent conference call and provide the conference ID.

Date: Friday, August 14, 2009
Time: 9:00 a.m. Eastern time (6:00 a.m. Pacific time)
Dial-In Number: 1-800-862-9098
International: 1-785-424-1051
Conference ID#: 7REMEDENT

A simultaneous webcast and replay of the call will be accessible via this link:
http://viavid.net/dce.aspx?sid=000068A3.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 1-949-574-3860.

A telephone replay of the call will be available from 12:00 p.m. Eastern time on the same day until September 14, 2009.

Toll-free replay number: 1-800-727-6189
International replay number: 1-402-220-2671
(No passcode required)

About Remedent

Remedent, Inc. specializes in the research, development, manufacturing and marketing of oral care and cosmetic dentistry products. The company serves professional dental industry with breakthrough technology for dental veneers, bridges and crowns that are recognized worldwide for their technological superiority and ease-of-application. These products are supported by a line of professional veneer whitening and teeth sensitivity solutions. Headquartered in Belgium, Remedent distributes its products to more than 35 countries worldwide. For more information, go to www.remedent.com.

Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause Remedent’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," “projects,” “project,” to be uncertain and forward-looking. Actual results could differ materially because of factors such as Remedent’s ability to achieve the synergies and value creation contemplated by our distribution and licensing agreements.  For further information regarding risks and uncertainties associated with Remedent’s business, please refer to the risk factors described in Remedent’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

REMEDENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2009	March 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,598,294	$1,807,271
Accounts receivable, net of allowance for doubtful accounts of $36,188 at June 30, 2009 and $33,966 at March 31, 2009	3,373,343	3,208,120
Inventories, net	2,056,141	1,937,946
Prepaid expense	1,321,700	1,310,900
Total current assets	8,349,478	8,264,237
PROPERTY AND EQUIPMENT, NET	1,001,394	1,024,999
OTHER ASSETS
Long term investments and advances	750,000	750,000
Patents, net	75,092	163,106
Total assets	$10,175,964	$10,202,342

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion, long term debt	$59,414	$78,798
Line of Credit	1,477,140	660,200
Accounts payable	1,508,368	1,398,420
Accrued liabilities	987,286	1,590,360
Income taxes payable	37,107	39,339
Total current liabilities	4,069,315	3,767,117
Long term debt less current portion	100,542	100,542
Total liabilities	4,169,857	3,867,659

EQUITY:
REMEDENT, INC. STOCKHOLDERS’ EQUITY
Preferred Stock $0.001 par value (10,000,000 shares authorized, none issued and outstanding)	—	—
Common stock, $0.001 par value; (50,000,000 shares authorized, 19,995,969 shares issued and outstanding at June 30, 2009 and March 31, 2009)	19,996	19,996
Treasury stock, at cost; 723,000 at June 30, 2009 and March 31, 2009	(831,450)	(831,450)
Additional paid-in capital	24,207,505	24,106,055
Accumulated deficit	(17,765,460)	(17,216,028)
Accumulated other comprehensive income (loss) (foreign currency translation adjustment)	(583,027)	(640,595)
Total Remedent, Inc. stockholders’ equity	5,047,564	5,437,978
Non-controlling interest	958,543	896,705
Total stockholders’ equity	6,006,107	6,334,683
Total liabilities and equity	$10,175,964	$10,202,342

REMEDENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the three months ended
	June 30,

	2009	2008

Net sales	$2,160,803	$3,635,479
Cost of sales	1,096,007	1,269,424
Gross profit	1,064,796	2,366,055
Operating Expenses
Research and development	26,598	124,948
Sales and marketing	350,935	671,299
General and administrative	1,042,764	1,130,313
Depreciation and amortization	173,444	91,261
TOTAL OPERATING EXPENSES	1,593,741	2,017,831

INCOME (LOSS) FROM OPERATIONS	(528,945)	348,224
OTHER INCOME (EXPENSES)
Interest expense	(24,647)	(35,343)
Other income	65,998	17,621
TOTAL OTHER INCOME (EXPENSES)	41,351	(17,723)

NET (LOSS) INCOME	(487,594)	330,501

LESS: NET INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	61,838	—

NET (LOSS) INCOME ATTRIBUTABLE TO REMEDENT, INC. Common Stockholders	$(549,432)	$330,501

INCOME (LOSS) PER SHARE
Basic	$(0.03)	$0.02
Fully diluted	$(0.03)	$0.01

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	19,995,969	18,637,803
Fully diluted	32,702,274	27,000,995

NET (LOSS) INCOME	$(487,594)	$330,501

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	57,568	27,592

TOTAL OTHER COMPREHENSIVE (LOSS) INCOME	(491,864)	358,093

LESS: COMPREHENSIVE INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	42,248	—

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO REMEDENT INC., Common Stockholders	$(534,112)	$358,093